Exhibit 99.1

Contact
Thomas H. King
Executive Vice President and
Chief Financial Officer
(404) 687-5905

ALLIED HOLDINGS, INC. ANNOUNCES
ANNUAL SHARHEOLDER MEETING DATE

Decatur, Georgia, March 14, 2005 — Allied Holdings, Inc. (AMEX:AHI) announced today that the annual meeting of shareholders will be held at the Corporate Offices of the Company on May 24, 2005 at 10:00 a.m. EDT.

About Allied Holdings

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied’s subsidiaries span the finished vehicle continuum, and include car-hauling, intramodal transport, inspection, accessorization and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.

NOTE: For additional information about Allied, please visit our website at www.alliedholdings.com.